                   AGREEMENT AND PLAN OF MERGER

                           BY AND AMONG

                   REFLECT SCIENTIFIC, INC. AND
                     IMAGE ACQUISITION CORP.

                              AND

SMITHGALL AND ASSOCIATES, INC. dba Image Labs International AND BRIAN
                           SMITHGALL

                       November 15, 2006

                   AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of November 15, by and among Reflect Scientific, Inc. a Utah corporation ("Parent"); Image Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"); Smithgall and Associates, Inc. dba Image Labs International, a Georgia corporation qualified to do business as a foreign corporation in Montana (the "Company"); and Brian Smithgall ("Smithgall") the Company's sole shareholder (the "Company Shareholder").

     WHEREAS, the Company is a manufacturer and developer of factory automation equipment (the "Business"); and

     WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company, and the shareholders of Merger Subsidiary and the Company, have approved the merger of the Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                            ARTICLE 1
                 THE MERGER; CONVERSION OF SHARES

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Merger Subsidiary will be merged with and into the Company in accordance with the provisions of the Georgia Business Corporation Code (the "Georgia Code"), whereupon the separate corporate existence of the Merger Subsidiary will cease, and the Company will continue as the surviving corporation
(the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as more fully described in the Georgia Code.

     1.2 Effective Time. As soon as practicable after each of the conditions set forth in Article 5 and Article 6 has been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Georgia, an Agreement of Merger for the Merger, which Agreement of Merger will be in the form required by and executed in accordance with the applicable provisions of the Georgia Code. The Merger will become effective at the time such filing is made or, if agreed to by Parent, Merger Subsidiary and the Company, such later time or date set forth in the Agreement of Merger (the "Effective Time").

     1.3  Closing.

          (a) Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article 7 hereof, the closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which will be no later than December 31, 2006 (the "Termination Date"), unless mutually agreed otherwise in writing; provided, however, that all of the conditions provided for in Articles 5 and 6 hereof shall have been satisfied or waived by such date. The Closing will be held at the offices of Burningham & Burningham, Suite 205, 455 East 500 South Street, Salt Lake City, Utah 84111, or such other place as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties. Except as otherwise provided herein, all actions taken at the Closing will be deemed to have been taken simultaneously.

          (b) At the Closing, Parent shall issue and exchange with the Company Shareholder as consideration for all shares of Company Common Stock (as defined in Section (1.4(a)), 525,000 shares of Parent Common Stock (as defined in Section (1.4(a)) (the "Merger Consideration" as
     defined in Section 1.4(a)).   The shares of Parent Common Stock
     referenced in this Agreement and exchangeable with the Company Shareholder shall be "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission (the "SEC"). Parent shall assume no Company debt owed to the Company Shareholder. Parent shall pay to the Company Shareholder $200,000 by wire in accordance with the wiring information set forth in Section 8.6. Parent shall be able to demonstrate to the satisfaction of Company Shareholder that it has raised or is in the process of raising approximately $1,000,000 in cash funding to support the Catpro Business Segment owned by the Company and to be operated as a separate division within the Company as a wholly-owned subsidiary of the Parent.

          (c) Additional Consideration. As further consideration for the Merger, Parent shall (i) pay the Company Shareholder a 2.5% Running Earnout Purchase Price (the "Running EOPP") as a contingent purchase price based upon the gross revenues earned after Closing by the Company's "Manufacturing," "Value Added Re-sales" and "Custom Engineering" business segments (the "PP Business Segments"), excluded, without qualification, for the purpose of calculating revenues on which Running EOPP is payable, are any revenues produced by the Company's "Catpro" business segment (the "Catpro Business Segment"). The Running EOPP shall be paid quarterly within 45 days days of the end of each quarter so long as Parent owns and operates the PP Business Segments of the Company and in the event of a sale or merger of the PP Business Segments, the Running EOPP obligation shall remain an integral part of the PP Business Segments, the Running EOPP shall be paid to Company Shareholder for the period of his life by the owner of the PP Business Segments; and (ii) the Parent shall pay quarterly a 2.5% Performance Contingent Purchase Price (the 'Performance CPP') based upon the performance of the PP Business Segments in the prior quarter provided the PP Business Segments achieve an Earnings Before Interest and Taxes ("EBIT" as defined below) of 10% in the relevant quarter. Performance CPP shall be paid within 45 days following the quarter and shall be paid so long as the Parent owns and operates the PP Business Segments and so long as the Company Shareholder remains an employee of the Parent. Late payments of Running EOPP or Performance CPP shall bear interest at the lesser of the prime rate as listed in the Wall Street Journal, Western Edition plus 6 percentage points or eighteen percent (18%).

          (i) Audit Rights. Parent shall maintain complete and accurate financial and other records necessary to comply with this
               Section 1.3(c). Parent shall submit written reports on a quarterly basis to the Company Shareholder. The Company Shareholder shall have the right to, through independent accountants of his own choosing and at his own expense, audit the financial and other records of the Parent at reasonable times, at least once per fiscal year, to determine compliance with this Section 1.3(c). In the event such audit reveals that Parent has not accurately or adequately complied with this Section 1.3(c), the costs of said audit shall be borne by Parent and the maximum amount payable under Section 1.3(c) above, shall become immediately due and payable.

          (ii) The Company Shareholder is a third party beneficiary with respect to Section 1.3(c) of this Agreement with full rights to enforce this Section of the Agreement against Parent to his benefit.

          (iii)Parent shall use its reasonable efforts to support the Business.

          (iv) Notwithstanding anything contained in this Agreement to the contrary, the obligations of this Section 1.3(c) shall survive the termination of this Agreement, provided Parent still owns the Business.

          (v) For purposes of the Performance CPP minimum EBIT threshold, EBIT shall be defined as Earnings Before Interest and State & Federal Income Taxes calculated according to the following clarifications and specificities.

               The Earnings of the PP Business Segments shall be calculated in accordance with GAAP as GAAP Net Income, consistent with the historical practices of the Company.

               The following shall be added back to EBIT (without duplication) to the extent they are included as expenses therein. Expenses are not to include commissions paid to brokers in connection with the sale of the business.

               * all expenses which are expensed, whether immediately or after having been capitalized by the Company, relating specifically to the acquisition contemplated hereunder, including, without limitation, expenses in connection with any acquisition indebtedness and any refinancing of such indebtedness and interest expense incurred on acquisition indebtedness;

               * amortization expenses relating to the consummation of the transactions contemplated hereunder and any non-compete fee expensed in connection with the transaction;

               * any additional depreciation, amortization or other expenses resulting from the write-up of, or the change in the depreciation schedules used with respect to, any assets (including without limitation goodwill and other intangibles) acquired hereunder or in any acquisition by the Company after the Closing;

               * all legal, accounting, financial, actuarial, and other fees and expenses incurred by the Company in connection with the calculation of the Running EOPP or Performance CPP;

               * all Running EOPP and Performance CPP paid pursuant to 1.3(c)(ii) above

               * any employment-related costs associated with personnel required by the Parent or any of Parent's affiliates (other than the Company) to be employed by the Company that the Company would not otherwise have employed;

               * any employee termination or other costs arising out of a consolidation of services or facilities or other rationalization of the Company subsequent to the acquisition contemplated hereunder by the Company that the Company would not otherwise have initiated or that does not result in a net increase in EBIT

               * the amount by which the EBIT have been reduced as a result of the making of any loan by the Company to the Parent or any of Parent's affiliates or otherwise required by Parent, or any guaranty or indemnity given by the Company for the obligations of third parties, except to the extent such guarantees or indemnities were given in the ordinary course of the Company's business;

               * any other payment or liability of the Company incurred by the Company at the direction of the Parent or any of Parent's affiliates (other than the Company) made or created other than in the bona fide interest of increasing the EBIT of the Company; and

               * any Parent administrative or corporate overhead charges to the Company. However, any expenses that are initiated by the PP Business Segments to the Parent for support of its business operation or any other expenses that the Company Shareholder and Parent mutually agree are required to support the PP Business Segments shall be included.

               Any dispute arising out of the calculation of EBIT and adjustments thereof shall be settled by arbitration through the use of an independent accounting firm acceptable to both parties who shall share the costs equally.

               Attached hereto as Exhibit 1.3(c) is a sample of how EBIT will be calculated, subject to the provisions of this paragraph.

      (d) Further Covenants.

          (i) Parent will provide approximately $1,000,000 to support the post-Merger Catpro Business Segment, as outlined in Section 6.10.

          (ii) Parent will appoint Smithgall and Eric Pierson, both of whom are to be employed by Parent as provided in Section 6.4(c) and (d), respectively, as a condition to the Closing of the Merger, to the Parent's steering committee.

          (iii)Parent will use reasonable efforts to seek continued funding of its consolidated operations to support additional related business opportunities.

          (iv) The Company and Smithgall shall guarantee at Closing that the Company has $115,000 in inventory, $25,000 in cash in the Company's business account to be utilized for continuing Company Business operations or work in progress. In addition, Smithgall shall guarantee that the Company has the unused balance of Customer Deposits available and that the Company has no liabilities of any type or nature whatsoever at Closing other than the corresponding liability for the Customer Deposit.

          (v) Smithgall shall retain all Company accounts receivable and prepaid expenses, and shall personally assume and pay all liabilities of the Company of any type or nature whatsoever existing at Closing, including but not limited to payroll liability to the date of Closing, provided, however, that Parent will assume the liability related to the Customer Deposit. Smithgall shall retain future benefit of WIP (net of Cost in Excess of Billing less Billing in Excess of Costs). See Exhibit 1.3(d)(v) for example of Balance Sheet showing split. Smithgall shall receive those WIP amounts upon billing and receipt from customer to be adjusted by WIP Adjustment Schedule as described in 1.3(d)(vi).

           (vi)The Company Shareholder and Parent shall prepare within thirty (30) days after the Closing Date a schedule, which identifies all of the Company's existing long-term contracts that are being accounted for by percentage of completion methods as of the Closing Date ("WIP"). This Schedule shall be referred to as the "WIP Schedule" and shall identify, with respect to each contract identified thereon (each a "WIP Contract"), the contract amount, the estimated total costs and gross profit, the amounts billed to date, the costs to date and the over and under billed calculations. The calculation of the contract amount shall include amounts for contract change orders, but only to the extent these change orders are signed or there exists other valid documentation which verifies the Company's entitlement to such amounts. In preparing the WIP Schedule, the Company Shareholder and Parent shall prepare a cost-to-complete analysis for each of the WIP Contracts on the WIP Schedule and determine the accuracy of the amounts and estimates contained herein, and the net over-billed and under-billed amounts. The WIP Schedule and the cost-to-complete analysis shall be attached hereto as Exhibit 1.3(d)(vi). The value of the WIP determined by the Parent and the Company Shareholder on Exhibit 1.3(d)(vi) shall be included in and correspond with the WIP-related line items on the Closing Balance Sheet.

               At the end of each calendar quarter following the Closing Date and continuing until each of the WIP Contracts are "Complete" or "Completed" as defined below, the Company Shareholder and Parent shall prepare a schedule (the "WIP Adjustment Schedule") which describes the actual results on the WIP Contracts which are Completed during that quarter, including a calculation of the actual profit or loss on such contracts. The Parent and the Company Shareholder will jointly calculate the actual profit or loss on the WIP Contract(s) that is/are Complete. The Company Shareholder and Parent shall share pro-rata in the profits and losses of the WIP Contract. Shareholders' pro-rata share of the actual profit or loss shall be the percentage calculated by dividing costs as stated in the WIP Schedule by the total costs in the WIP Adjustment Schedule prepared for the WIP Contract that was Completed. Parent's pro-rata share of the actual profit or loss shall be the percentage calculated by dividing the total costs in the WIP Adjustment Schedule, less the costs shown on the WIP Schedule, by the total costs in the WIP Adjustment Schedule for the WIP Contract that was Completed. If the Company Shareholder's pro-rata share of the profits and losses exceeds the profit already recognized, then the Parent shall pay the net profit, less any profit recognized for those same contracts in the WIP Schedule, to the Company Shareholder within ten (10) days of such calculation by the Company Shareholder and Parent. If the Company Shareholder's pro-rata share of profits and losses exceeds the profit already recognized then,the Company Shareholder shall credit against future Runnning EOPP or Performacne CPP payments the net loss, less any loss recognized for those same contracts in the WIP Schedule, to the Parent within ten (10) days of such calculation by the Company Shareholder and Parent. A contract is "Complete" or "Completed" when all valid billings on such contract have been submitted and paid (or written off by the Company), all costs on such contract have been incurred and paid, and there exists valid and complete contract documentation for all contract amounts (with respect to such contract) set forth on the WIP Schedule. The parties recognize the complexity of accounting in connection with this article 1.3d(vi) and therefore if the foregoing results in an undue hardship on either party then the Parent and Company will mutually agree to settle all work in progress at the Closing in a fair an equitable manner.

          (vii)The Company's financial statements shall be auditable in accordance with the Public Company Accounting Oversight Board (the "PCAOB") standards, and Smithgall and Parent shall divide equally the cost and expense of any pre-Closing audited or reviewed financial statements of the Company that are required to be filed by Parent with the SEC as a result of the Closing.

          (viii)In the event that the PP Business Segments perform unpaid research and development services for other business divisions within Parent but will not market or sell such related products then the business segment of Parent making use of the result of such R&D shall share revenues with the PP Business Segments in such manner that shall reasonably represent the contribution of the PP Business Segments to the final product.

     1.4 Conversion of Interests. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company and/or the Merger Subsidiary:

     (a) All of the shares of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (except for Company Common Stock referred to in Section 1.4(c) hereof) will be converted into the right of the Company Shareholder to receive 525,000 shares of common stock of the Parent as described in Paragraph 1.3(b) (the "Parent Common Stock"). The amount of Parent Common Stock into which shares of Company Common Stock is converted is referred to herein as the "Merger Consideration."

     (b) All stock options, warrants, convertible debt, other convertible securities or other rights to acquire shares of the Company (collectively the "Company's Convertible Securities") outstanding at the Effective Time, whether or not exercisable and whether or not vested, and all of which are listed on the "Company Disclosure Schedule" as defined in Section 2.1 hereof, shall be canceled.

     (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect subsidiary of Parent or the Company will be canceled without payment of any consideration therefore and without any conversion thereof. Furthermore, at the Effective Time, one thousand (1,000) shares of Company Common Stock shall be issued to Parent.

     (d) Except as expressly set forth herein, each share of any other equity interest of the Company (other than Company Common Stock) will be canceled without payment of any consideration therefore and without any conversion thereof.

     (e) Each share of common stock of Merger Subsidiary ("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time will be canceled as of the Effective Time.

     1.5  Exchange of Company Common Stock.

               (a) At the Closing, the Company will arrange for each holder of record (a "Company Shareholder") of Company Common Stock outstanding immediately prior to the Effective Time to deliver to the Parent appropriate evidence of such holder's Company Common Stock ("Company Certificates"), together with an appropriate assignment signed by such holders, in exchange for the number of whole shares of Parent Common Stock into which such interests have been converted as provided in Section 1.4(a), and the Company Certificate(s) so surrendered will be canceled.

               (b) All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock.

               (c) As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock will cease to have any rights as Company Shareholder, except such rights, if any, as they may have pursuant to the Georgia Code. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate will, after the Effective Time, represent for all purposes only the right to receive certificates representing the number of whole shares of Parent Common Stock into which Company Common Stock shall have been converted pursuant to the Merger as provided in
          Section 1.4(a).

               (d) No fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates.

     1.6 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation.

     1.7 Bylaws of the Surviving Corporation. The Bylaws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.8 Directors and Officers of the Surviving Corporation and Parent. The directors and officers of Merger Subsidiary, as of the Effective Time, shall be designated as the directors and officers of the Surviving Corporation.

     1.9 Bylaws of the Parent. The Bylaws of the Parent shall be amended to facilitate the addition of the Company's Business, as necessary.

     1.10 Dissenting Interests.   There are no dissenters' rights of
appraisal under Sections 14-2-1301 through 14-2-1332 of the Georgia Code or otherwise, as the Company Shareholder, its sole stockholder, is required to execute and deliver this Agreement as a condition of the Closing, and accordingly, Smithgall hereby waives any such rights, without qualification.

                            ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SHAREHOLDER

     The Company and the Company Shareholder hereby represent and warrant to Parent and Merger Subsidiary as follows:

     2.1  Disclosure Schedule.  The disclosure schedule attached hereto as
Exhibit 2.1 (the "Company Disclosure Schedule") is divided into sections that correspond to the sections of this Article 2. The Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 2.

     2.2 Corporate Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. The Company Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business and includes complete and correct copies of the Company's articles of incorporation and bylaws. The Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

     2.3 Capitalization. The authorized capital securities of the Company is set forth in the Company Disclosure Schedule. The number of shares of Company Common Stock outstanding, as of the date of this Agreement and as set forth in the Company Disclosure Schedule, represent all of the issued and outstanding capital securities of the Company. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Except as set forth in the Company Disclosure Schedule, there are no shares of Company Common Stock or other equity securities of the Company outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Company Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company, including any right of conversion or exchange under any security or other instrument. The Company has no subsidiaries.

     2.4 Authorization. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

     2.5 Non-Contravention. Except as set forth in the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

           (a) violate, contravene or be in conflict with any provision of the articles of incorporation or bylaws of the Company;

           (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of the Company's properties or assets is or may be bound;

           (c) result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever ("Encumbrances") upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of the Company's assets or properties are bound; or

           (d) materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a "Law" and collectively as "Laws") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an "Authority" and collectively as "Authorities").

     2.6 Consents and Approvals. Except as set forth in the Company Disclosure Schedule, with respect to the Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with ("Consent") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein.

     2.7 Financial Statements. The Company Disclosure Schedule contains a copy of the financial statement of the Company as of the year ended December 31, 2005, and the period ended June 30, 2006 (the "Financial Statements"). Except as disclosed therein or in the Company Disclosure Schedule, the aforesaid Financial Statements fairly present the financial position of the Company as of the dates thereof, and the income or loss for the periods then ended.

     2.8 Absence of Undisclosed Liabilities. The Company does not have any material liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a "Liability" and collectively as "Liabilities"), other than: (a) Liabilities that are fully reflected or reserved for in the balance sheet; (b) Liabilities that are set forth on the Company Disclosure Schedule; (c) Liabilities incurred by the Company in the ordinary course of business after the date of the balance sheet and consistent with past practice; (d) Liabilities in an amount not to exceed ($1,000) individually or in the aggregate unless such amounts are disclosed on the Company Disclosure Schedule; or (e) Liabilities for express executory obligations to be performed after the Closing under the contracts described in
Section 2.14 of the Company Disclosure Schedule.

     2.9 Absence of Certain Changes. Except as set forth in the Company Disclosure Schedule, since June 30, 2006, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

          (a) the Company has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Company; and

          (b) the Company has not suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on the Company.

     2.10 Assets. Except as set forth in the Company Disclosure Schedule, the Company has good and marketable title to all of its assets and properties, whether or not reflected in the balance sheet or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), that relate to or are necessary for the Company to conduct its business and operations as currently conducted (collectively, the "Assets"), free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (a "Lien"), other than (i) liens securing specific Liabilities shown on the balance sheet with respect to which no breach, violation or default exists; (ii) mechanics,' carriers,' workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in the operation of the Company as currently conducted; and (iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings ("Permitted Liens").

     2.11 Receivables and Payables.

          Except as set forth in Section 1.3(d), there are no liabilities and there will be no liabilities in an amount greater than $1,000 at the time of Closing.

     2.12 Intellectual Property Rights. The Company owns or has the unrestricted right to use, and the Company Disclosure Schedule contains a detailed listing of, all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, internet domain names, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress, software and formulae (collectively, "Intellectual Property Rights") used in, or necessary for, the operation of its Business as currently conducted or proposed to be conducted. Except as set forth on the Company Disclosure Schedule, to the Company's knowledge, the use of all Intellectual Property Rights necessary or required for the conduct of the Business of the Company as presently conducted and as proposed to be conducted does not infringe or violate the Intellectual Property Rights of any person or entity. Except as described on the Company Disclosure Schedule, to the Company's knowledge: (a) the Company does not own or use any Intellectual Property Rights pursuant to any written license agreement; (b) the Company has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights; (c) the Company owns, has unrestricted right to use and has sole and exclusive possession of and has good and valid title to, all of the Intellectual Property Rights, free and clear of all Liens and Encumbrances; and (d) all application, maintenance and other necessary fees are fully paid with the United States Patent Office and any corresponding foreign agencies. All license agreements relating to Intellectual Property Rights are binding and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim on non-performance) on the part of the Company or, to the knowledge of the Company, any other party thereto.

     2.13 Litigation.  Except as set forth in the Company Disclosure
Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Company, threatened or contemplated by or against or involving the Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

     2.14 Contracts and Commitments; No Default.

          (a) Except as set forth in the Company Disclosure Schedule, the Company is not a party to, nor are any of the Assets bound by, any written or oral:

               (i) employment, non-competition, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

               (ii) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company;

               (iii) contract, agreement, lease (real or personal property) or arrangement that (A) is not terminable on less than 30 days' notice without penalty, (B) is not over one year in length of obligation of the Company, or (C) involves an obligation of more than $1,000 over its term;

               (iv) contract, agreement, commitment or license relating to Intellectual Property Rights or contract, agreement or commitment of any other type, whether or not fully performed, not otherwise disclosed pursuant to this Section 2.14;

               (v) obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity; or

               (vi) outstanding sales or purchase contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices that are not reasonably expected to result in a normal profit.

          (b) True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.14 (the "Company Contracts") have been provided to Parent for review. Except as set forth in the Company Disclosure Schedule, all of the Company Contracts items are valid and enforceable by and against the Company in accordance with their terms, and are in full force and effect. The Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of the Company, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

     2.15 Compliance with Law; Permits and Other Operating Rights. Except as set forth in the Company Disclosure Schedule, the Assets, properties, business and operations of the Company are and have been in compliance in all respects with all Laws applicable to the Company's assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. The Company possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Company from being able to continue to use such permits and operating rights. The Company has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

     2.16 Brokers. The Company Shareholder has engaged a broker. Any fees payable to such broker shall be paid by the Company Shareholder from the Merger Consideration or the cash paid to the Company Shareholder as outlined in Section 1.3(b), or otherwise, by the Company Shareholder.

     2.17 Books and Records. The books of account, minute books, stock record books, and other material records of the Company, have been made available to Parent At the Closing, all of those books and records will be in the possession of the Company.

     2.18 Business Generally; Accuracy of Information. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule or in any document, agreement or certificate furnished or to be furnished to Parent at the Closing by or on behalf of the Company in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

                            ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF THE PARENT
                    AND THE MERGER SUBSIDIARY

     Parent and the Merger Subsidiary represent and warrant to the Company and the Company Shareholder as follows:

     3.1  Disclosure Schedule.  The disclosure schedule attached hereto as
Exhibit 3.1 (the "Parent Disclosure Schedule") is divided into sections that correspond to the sections of this Article 3. The Parent Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 3.

     3.2 Corporate Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah; and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of Parent and Merger Subsidiary has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Subsidiary. Parent owns all of the outstanding capital stock of Merger Subsidiary. The Parent Disclosure Schedule contains a list of all jurisdictions in which the Parent and Merger Subsidiary are qualified or licensed to do business and includes complete and correct copies of the Parent's and Merger Subsidiary's articles of incorporation and bylaws. Other than the Merger Subsidiary, Reflect Scientific, Inc., a Utah corporation and its wholly-owned subsidiary Cryometrix, Inc., a California corporation, neither the Parent nor the Merger Subsidiary owns or controls any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

     3.3 Authorization. Each of Parent and the Merger Subsidiary has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Parent and the Merger Subsidiary, and Parent as the sole shareholder of the Merger Subsidiary, have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors' rights generally.

     3.4 Capitalization. The authorized capital securities of the Parent and Merger Subsidiary are set forth in the Parent Disclosure Schedule. The number of shares of Parent Common Stock, as of the date of this Agreement and as set forth in the Parent Disclosure Schedule, represent all of the issued and outstanding capital securities of the Parent. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Other than as set forth on the Parent Disclosure Schedule, there are no shares of Parent Common Stock or other equity securities of Parent outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Parent Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Parent is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Parent, including any right of conversion or exchange under any security or other instrument.

     3.5 Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

          (a) violate any provision of the articles of incorporation or bylaws of Parent or the Merger Subsidiary; or

          (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Parent or the Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective properties or assets is or may be bound;

          (c) result in the creation or imposition of any Encumbrance upon any property or assets of Parent or the Merger Subsidiary under any debt, obligation, contract, agreement or commitment to which Parent or the Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective assets or properties is or may be bound; or

          (d)  violate any Law of any Authority.

     3.6 Consents and Approvals. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Parent or Merger Subsidiary.

     3.7 Valid Issuance. The Parent Common Stock to be issued in connection with the Merger will be duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

     3.8  SEC Filings; Financial Statements.

          (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy and information statements filed by Parent with the SEC (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed in a timely manner. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
     (ii) were prepared in accordance with GAAP and the PCAOB standards applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements) and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included.

     3.9  No Liabilities.  Parent does not have any Liabilities, except for
(i) Liabilities expressly stated in the most recent balance sheet included in the Parent SEC Documents or the notes thereto, or (ii) Liabilities which do not exceed $5,000 in the aggregate.

     3.10 No Assets. As of the Closing, Parent will not have any assets or operations of any kind, except as identified in the most recent balance sheet and notes thereto included in the Parent SEC Documents or the Parent Disclosure Schedule. Except as set forth in the Parent Disclosure Schedule, Parent has good and marketable title to all of its Assets, free and clear of any and all Liens, other than (i) liens securing specific Liabilities shown on the Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics,' carriers,' workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in the operation of Parent as currently conducted; and (iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings ("Permitted Liens").

     3.11 Absence of Certain Changes. Except as set forth in the Parent SEC Documents, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions, Parent has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Parent.

     3.12 Litigation. Except as disclosed in the Parent SEC Documents, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Parent or the Merger Subsidiary, threatened or contemplated by or against or involving the Parent, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

     3.13 Contracts and Commitments; No Default. The Parent is not a party to, nor are any of its Assets bound by, any contract (a "Parent Contract") that is not disclosed in the Parent SEC Documents. Except as disclosed in the Parent SEC Documents, none of the Parent Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. The Parent is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Parent Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of the Parent, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

     3.14 No Broker or Finder. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent.

     3.15 Intercompany And Affiliate Transactions; Insider Interests.
Except as expressly identified in the Parent SEC Documents or in the Consent of Directors of Parent approving the Merger which has been executed and provided to the Company prior to execution, there are, and during the last two years there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between the Parent, on the one hand, and any director, officer, employee, stockholder, or affiliate of the Parent, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for the Parent or from, to, by or for any of such persons, that are currently in effect.

     3.16 Compliance with Law; Permits and Other Operating Rights. Except as set forth in the Parent Disclosure Schedule, the Assets, properties, business and operations of Parent are and have been in compliance in all respects with all Laws applicable to the Parent's assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. Parent possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent Parent from being able to continue to use such permits and operating rights. Parent has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

     3.17 Business Generally; Accuracy of Information. No representation or warranty made by Parent or Merger Subsidiary in this Agreement, the Parent Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to the Company at the Closing by or on behalf of Parent or Merger Subsidiary in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

                            ARTICLE 4

                     COVENANTS OF THE PARTIES

     4.1 Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company and Parent will each conduct its business and operations according to its ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed on the Parent Disclosure Schedule or Company Disclosure Schedule, respectively, prior to the Closing Date, without the prior written consent of the other party, not to be unreasonably delayed, Parent and the Company will not:

          (a)  amend its articles of incorporation or bylaws;

          (b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

          (c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (d) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, alter any term of any of its outstanding securities;

          (e) (i) except as required under any employment agreement, increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

          (f)  hire any additional personnel;

          (g) incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed $10,000 in the case of Parent or $5,000 in the case of the Company;

          (h) make or enter into any commitment for capital expenditures in excess of $10,000 in the case of Parent or $5,000 in the case of the Company;

          (i) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

          (j) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

          (k) acquire any of the business or assets of any other person or entity;

          (l) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

          (m) enter into other material agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

          (n) settle or compromise any suit, claim or dispute, or threatened suit, claim or dispute (other than any settlement or compromise having no effect upon the Company, its assets, operations or financial position); or

          (o) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

     Nothing herein shall prevent the Company from operating its business in the ordinary course and consistent with past practice.

     4.2 Full Access. Throughout the period prior to Closing, each party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing party. Each party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party.

     4.3 Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' undertaking to comply with the provisions of this Section with respect to such information. The term "Information" as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

     4.4 Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

     4.5  Further Assurances; Cooperation; Notification.

          (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Parent and without further consideration, the Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Parent may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

          (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 4.

     4.6 Supplements to Disclosure Schedule. Prior to the Closing, each party will supplement or amend its respective Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Company which has been rendered inaccurate by reason of such event or development.

     4.7 Public Announcements. None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements that are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

     4.8 Satisfaction of Conditions Precedent. Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     4.9 Waiver of Dissenters Rights. The Company shall obtain from all holders of Company Common Stock a written consent to the Merger for purposes of effecting such holders' waiver of their rights to dissent from the Merger and to be paid the fair value of their Company Common Stock in accordance with
Section 14-2-1302 of the Georgia Code.

     4.10 Excluded Assets. Prior to the Effective Time, the Company shall transfer those certain assets described on Exhibit 4.10, attached hereto, out of the Company and such assets are to be excluded from the Merger.

                            ARTICLE 5

           CONDITIONS TO THE OBLIGATIONS OF THE PARENT
                      AND MERGER SUBSIDIARY

     Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Parent, of each of the following conditions:

     5.1 Representations and Warranties True. The representations and warranties of the Company contained in this Agreement, including without limitation in the Company Disclosure Schedule initially delivered to Parent as
Exhibit 2.1 (and not including any changes or additions delivered to Parent pursuant to Section 4.6), will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

     5.2 Performance. The Company will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

     5.3  Required Approvals and Consents.

          (a) All action required by law and otherwise to be taken by the Company Shareholder to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

          (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Parent will have received copies thereof.

     5.4 Agreements and Documents. Parent and Merger Subsidiary will have received the following agreements and documents, each of which will be in full force and effect:

          (a) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.5, 5.6 and 5.7 have been duly satisfied;

          (b) a Merger written consent in the form of Exhibit 5.4(b) executed by the Board of Directors of the Company and the Company Shareholder;

          (c) an Investment Letter in the form of Exhibit 5.4(c) attached hereto and incorporated herein by reference signed by the Company Shareholder.

          (d) an Employment Agreement in the form of Exhibit 5.4(d) attached hereto and incorporated herein by referenced signed by Brian Smithgall;

           (e) an Employment Agreement in the form of Exhibit 5.4(e) attached hereto and incorporated herein by referenced signed by the Parent and Eric Pierson.

     5.5 Adverse Changes. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of the Company since June 30, 2006, except as set forth in the Company Disclosure Schedule.

     5.6 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Parent, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

     5.7 Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

     5.8 Appropriate Documentation. The Parent will have received, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Parent may reasonably request.

                            ARTICLE 6

            CONDITIONS TO OBLIGATIONS OF THE COMPANY

     Notwithstanding anything in this Agreement to the contrary, the obligation of the Company to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     6.1 Representations and Warranties True. The representations and warranties of Parent contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

     6.2 Performance. The Parent will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent at or prior to the Closing.

     6.3  Required Approvals and Consents.

          (a) All action required by law and otherwise to be taken by the directors and stockholders of the Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

          (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

     6.4 Agreements and Documents. The Company will have received the following agreements and documents, each of which will be in full force and effect:

          (a) a certificate executed on behalf of Parent by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6 and 6.7 have been duly satisfied;

          (b) resolutions of the board of directors of Parent and the board of directors and sole stockholder of Merger Subsidiary, certified by the secretary of Parent, approving the transactions contemplated by this Agreement, including the Merger and the issuance of the Merger Consideration;

          (c) an Employment Agreement in the form of Exhibit 5.4(d) attached hereto and incorporated herein by referenced signed by the Parent and Brian Smithgall;

          (d) an Employment Agreement in the form of Exhibit 5.4(e) attached hereto and incorporated herein by referenced signed by the Parent and Eric Pierson.

     6.5 Adverse Changes. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of Parent since June 30, 2006, except as set forth in the Parent Disclosure Schedule.

     6.6 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Company, individually or in the aggregate, otherwise have a Material Adverse Effect on Parent's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

     6.7 Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

     6.8 Appropriate Documentation. The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as the Company may reasonably request.

     6.9 Payment. The amounts as outlined in Section 1.3(b) to be paid as consideration to the Company Shareholder will have been paid

     6.10 Financing a Condition of Closing. The Parent shall have raised approximately $1,000,000 in funding to support the Catpro Business Segment owned by the Company and to be operated as a separate division within the Company as a wholly-owned subsidiary of the Parent.

                            ARTICLE 7

               TERMINATION, DEFAULT AND ABANDONMENT

     7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and Parent.

     7.2 Termination by Either the Company or Parent. This Agreement may be terminated by either the Company or Parent if the Closing is not consummated by the Termination Date (provided that the right to terminate this Agreement under this Section 7.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

     7.3 Termination by Parent. This Agreement may be terminated at any time prior to the Closing by Parent if any of the conditions provided for in
Article 5 have not been met or waived by Parent in writing prior to the Closing.

     7.4 Termination by the Company. This Agreement may be terminated prior to the Closing by action of the Company if any of the conditions provided for in Article 6 have not been met or waived by the Company in writing prior to the Closing.

     7.5 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Company or Parent pursuant to this Article 7, written notice thereof will be given to all other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) Each of the parties will, upon request, redeliver all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

          (b) No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

          (c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

     7.6 Default. Default shall be defined as the nonpayment or material underpayment of any amount owing under the terms of this Agreement Section 1.3(c). In the event of Default by Parent, Company Shareholder shall give written notice of such default to Parent and Parent shall have sixty days in which to cure such default. In the event that Parent fails to cure, Company Shareholder shall have all rights in law and equity to enforce this Agreement. In addition, in the event of a failure to cure, Company Shareholder shall be released from the non-competition agreement contained in his Employment Agreement attached hereto as Exhibit 5.4(d).

                            ARTICLE 8

                     MISCELLANEOUS PROVISIONS

     8.1 Expenses. The Parent and the Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

     8.2 Survival. The representations and warranties of the parties shall survive the Closing for a period of three (3) years.

     8.3 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

     8.4 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

     8.5 No Third Party Beneficiaries. Except as otherwise provided herein, nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

     8.6 Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

     If to the Company:                  With a copy to:
     Image Laboratories International    Thomas B. Wells, Esq.
     151 Evergreen Drive, Suite G        Montana Venture Law, P.C.
     Bozeman, Montana 59715              U. S. Bank Building
     Fax:                                104 East Main Street, Suite 305
                                         Bozeman, Montana 59715
                                         Fax: 406-582-0923

or to such other person or address as either the Company or the Company Shareholder will furnish to the other parties hereto in writing in accordance with this subsection.

The wiring information for payment to Company Shareholder Brian Smithgall:

          Name on Account:    Brian Smithgall
          Bank Name:          First Interstate Bank
                              2800 Main Street
                              Bozeman, MT 59715

          Routing Number:     092901683

          Account Number:     2063084574


     If to any Company Shareholder following the Merger, to the address set forth in the representation letter executed and delivered by such shareholder pursuant to Section 5.4(b) hereto.

If to the Parent or Merger Subsidiary:  With a copy to:
Reflect Scientific, Inc.                Leonard W. Burningham, Esq.
                                        Burningham & Burningham
1270 South 1380 West                    455 East 500 South, #205
Orem, Utah 84058                        Salt Lake City, Utah 84111
                                        Fax:  801-355-7126
Attn:  Office of the President
Fax: 801-225-8686

or to such other person or address as Parent will furnish to the other parties hereto in writing in accordance with this subsection.

     8.7 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

     8.8 Governing Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Georgia (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

     8.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     8.10 Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

     8.11 Entire Agreement. This Agreement, the Disclosure Schedule of each party and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "Agreement" or the "Agreement." There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

     8.12 Definition of Material Adverse Effect. "Material Adverse Effect" with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of that party; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.

              This space intentionally left blank.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

REFLECT SCIENTIFIC, INC.                 SMITHGALL AND ASSOCIATES, INC.

By:/s/Kim Boyce                          By:/s/Brian Smithgall, President
     Kim Boyce, President                   Brian Smithgall, President

                                         SMITHGALL AND ASSOCIATES, INC. SOLE
                                         SHAREHOLDER

                                         /s/Brian Smithgall
                                         BRIAN SMITHGALL